PROFIT SHARING AGREEMENT

THIS "Direct Marketing Affiliates Project" ("DMAP") AGREEMENT, made and entered into by and between Total Nutraceutical Solutions, Inc., a Nevada corporation ("TNS" or "Managing Affiliate"), American Charter & Marketing LLC, a Nevada Limited Liability Company ("ACM") and Delta Group Investments Limited ("DGI"), a British Virgin Islands Company, hereinafter referred to as ("DGI") and collectively all three groups referred to as the Direct Marketing Affiliates ("DMAs" or "Affiliates").

WITNESSETH:

1. **General.**

1.1 The parties hereto desire to and do hereby form an association hereinafter referred to as the "Direct Marketing Affiliates Project" ("DMAP"), for the primary purpose of undertaking a direct mail marketing campaign designed to sell nutraceutical products developed and manufactured by TNS for consumption by humans and animals; and conducting all other lawful activities incidental thereto, and conducting such other activities as may be agreed between the DMAs.

1.2 It is the purpose of this Agreement to set forth the relative rights and duties of the parties with respect to the operation, management, and conduct of the business and activities of the DMAs.

1.3 The name of the project shall be the "Direct Marketing Affiliates Project". Except as otherwise agreed, the business of the DMAP shall be conducted in such name.

1.4 The principal office of the DMAP and the control of the business records shall be 80 Columbia Street, Stevenson, WA. 98648, or at such location as may be agreed between the DMAs.

2. **DMAs.**

2.1 The respective interests of the DMAs in the capital and income of the DMAs shall be provided herein.

2.2 No consultant, employee of or officer/director of any DMA shall be entitled to any salary, guaranteed payment, or other compensation for services to the project except as set forth herein.

2.3 The DMAs shall devote such time and attention to the business and affairs of the DMAP as may be necessary for the proper performance of their duties and the conduct of the business and affairs of the DMAP, it being recognized that each of the DMAs is otherwise engaged in activities requiring a substantial part of the their time, talent, and efforts.

2.4 Except as expressly provided herein, the DMAs may engage or hold interests in other business Affiliates of every kind and description for their own account, provided that, during the term hereof, none of the DMAs nor their respective parent, subsidiaries or affiliated companies shall engage in any business and/or enterprise that is competitive with the business of the DMAP. Neither the DMAP nor any of the DMAs shall have any rights by virtue of this Agreement in and to such independent business Affiliates or the income or profits derived therefrom.

2.5 The DMAs shall be entitled to indemnification from the DMAP for any act performed by them within the scope of the authority conferred on them by this Agreement, except for

acts of gross negligence or misrepresentation; provided, that any indemnity under this section shall be paid only out of and to the extent of DMAP assets.

3. **Management of DMAP Business.**

3.1 The day to day management and control of the business, operations, and affairs of the DMAP shall be vested in TNS, which is herein designated as the "Managing Affiliate." Except where expressly provided herein to the contrary, all decisions with respect to the management and control of the DMAP shall be made by the Managing Affiliate and shall be binding upon the DMAP and all DMAs. The Managing Affiliate shall have and is hereby vested with full power and authority to execute and deliver such documents and instruments and to do all such other things by and on behalf of the DMAP as are consistent herewith or as may be necessary or convenient to carry out the business objectives and purposes of the DMAP. The Managing Affiliate acting alone by its signature is authorized and empowered to bind the DMAP in all respects. No party shall be required to inquire into the authority of the Managing Affiliate to so bind the DMAP and may rely on the signature of the Managing Affiliate as being fully authorized to bind the DMAP in all respects. Without limiting the foregoing, the Managing Affiliate shall be authorized and empowered to employ on behalf of the DMAP such professionals and service providers as it may deem appropriate, including accountants and attorneys to provide professional services to DMAP.

3.2 The Managing Affiliate shall devote such time and attention to the business and affairs of the DMAP as may be necessary for the proper performance of its duties and the conduct of the business and affairs of the DMAP. Each of the DMA's will be responsible for their individual General and Administrative expenses. The Affiliates may, however, engage or hold interests in other business Affiliates of every kind and description for their own account, subject to the terms set forth herein. None of the DMAs shall have any rights by virtue of this Agreement in and to such independent business Affiliates or the income or profits derived there from.

3.3 The Managing Affiliate shall not be liable, responsible, or accountable, in damages or otherwise, to the DMAP or any other Affiliates for any act performed by the Managing Affiliate or DMAs within the scope of the authority conferred on the Managing Affiliate by this Agreement, except for acts of gross negligence or misrepresentation or fraud.

3.4 The Managing Affiliate shall be entitled to indemnification from the DMAP, ACM and DGI for any acts performed by the Managing Affiliate within the scope of the authority conferred by this Agreement. The DMAs agree to indemnify, pay, protect, and hold harmless the Managing Affiliate from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs, expenses, and attorney's fees in connection with the defense, appeal, and settlement of any and all suits, actions, or proceedings instituted against the Managing Affiliate, or the DMAP and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted against the Managing Affiliate, or the DMAP, in any way relating to or arising out of, or alleged to relate to or arise out of any action or inaction on the part of the DMAP or on the part of the Managing Affiliate; provided, however, that the Managing Affiliate shall be liable, responsible, and accountable, and the DMAP shall not be liable to the Managing Affiliate, for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses, attorney's fees, or disbursements resulting from the Managing Affiliate's gross negligence or misrepresentation. If any action, suit, or proceeding shall be pending or threatened against the DMAP or the Managing Affiliate relating to or arising, or alleged to relate to or arise out of, any such action or

non-action, the Managing Affiliate shall have the right to employ, at the expense of the DMAP, separate counsel of the Managing Affiliate's choice in such action, suit, or proceeding. The Managing Affiliate shall have the right to bill the DMAP for, or otherwise cause the DMAP to pay, at any time and from time to time after the Managing Affiliate has become obligated to make payment therefore, any and all amounts for which the Managing Affiliate is entitled to reimbursement hereunder. The DMAP shall pay any and all such bills and honor any and all such requests for payment.

3.5 All funds of the DMAP shall be deposited in a separate bank account at the Key Bank in Portland, Oregon and be hereinafter referred to as "Direct Marketing Account Project".

4. **Powers and Purposes.**

4.1 The DMAP shall be specifically engaged in the business of sales and marketing of products developed and manufactured by TNS utilizing various direct response mail order techniques and printed sales media pieces designed and recommended by ACM. In addition, the DMAP shall also have the right to enter into, perform, and carry out contracts, incur, and discharge obligations, and engage in other activities which may be necessary and proper for the protection and benefit of the DMAP, the DMAs and the accomplishment of the purposes and objectives of the project.

4.2 The DMAs have undertaken and will continue to undertake actions necessary to create the Proprietary Formulations utilized in the Product, including entering into contracts with a variety of third parties. All Proprietary Formulations utilized in private label products marketed by the DMAP shall be the exclusive property of the DMAP. None of the DMAs shall have the right to utilize the Proprietary Formulations and derivatives thereof for any purpose other than the benefit of the DMAP, unless approved in writing by all DMAs. In this regard, the DMAP will engage TNS, as the developer of the Proprietary Formulations, to assist in the engagement of competent legal counsel for the purpose of making all filings necessary to secure and protect all available trademark rights in and to the Proprietary Formulations. The DMAs agree that the common goal of the DMAP is that the Proprietary Formulations shall be used exclusively by it and for no other third party, unless mutually agreed upon by all DMAs.

4.3 The DMAP is authorized to enter into contracts for services with individual DMAs (provided such contracts are in the best interest of the DMAP and approved by both DMAs) and with third parties in order to advance the purposes of the DMAP.

4.4 TNS' responsibilities shall be as follows:

(a) Create and secure intellectual property rights in and to the Proprietary Formulations for the benefit of the DMAP and undertake all actions necessary to develop commercially marketable nutraceutical/dietary supplement and cosmetic products on an as needed basis.

(b) Arrange, in a manner satisfactory to the DMAP, for the manufacture and production of the Product.

(c) Provide training to DMAP sales agents and representatives and after-sales training to customers.

(d) Receive funds for the DMAP and furnish accounting within ten (10) business days from the end of each calendar month to ACM and DGI.

(c) Funds provide for the DMAP by DGI will be in the form of a loan, which will be guaranteed by TNS pursuant to and evidenced by a promissory note attached hereto as Exhibit A.

4.5 ACM's responsibilities shall be as follows:

(a) Market the Product, including, without limitation, negotiating with customers, purchasing mailing lists, executing contracts for printing of marketing communications, contracting with product fulfillment companies, submitting quotations to customers, invoicing customers, creating marketing and sales communications, and retaining third parties to take telephone orders.

(b) Provide post-sales support and reports on orders executed under a continuity program, including, without limitation, serving as a help desk to manage errors, bugs, user requests, and other related post-sales activities.

4.6 TNS shall contribute its services and expertise to manage the DMAP and provide scientific content for all of the marketing and sales functions for the Product. TNS shall exclusively manufacture the Product or arrange for its being manufactured with ACM's consent. During the term of the DMAP, the DMAs agree and acknowledge that (i) AMC shall be the exclusive marketer and seller of the Product using direct mail response techniques, (ii) TNS shall be able to market and sell the Product for its own account using other channels of distribution, but in no case direct marketing and multi-level sales, (iii) TNS shall be the exclusive developer and manufacturer of the Product and supply it to the venture at net cost, and (iv) TNS shall develop and manufacture the Product for the DMAP and the formulation is to be pre-approved by AMC.

5. __Capital Contributions in the Form of a Loan from DGI.__

5.1 The DMA's initial contributions in the form of a loan to the marketing capital pool ("MCP") are as follows:

DMA's	Amount
TNS	$ 0
DGI	$300,000
ACM	$ 0

5.2 DGI shall not be required to make additional contributions to the capital in the form of additional loans to the DMAP above their initial contribution and loan to the MCP in the amount of $300,000. If necessary, to fund the additional costs incurred by the DMAP in manufacturing and marketing the Product, TNS and ACM will use its best efforts to arrange a loan or a line of credit for the benefit of DMAP. The determination of whether additional capital is necessary shall be made by a majority of the three DMAs. Upon determination by the majority of the DMAs that additional capital is necessary, the Managing Affiliate shall give written notice of such to the DMAs. The DMAs shall then authorize the Managing Affiliate to solicit other parties to participate in the DMAP and make such additional capital contributions within thirty (30) days after the giving of such notice by the Managing Affiliate or arrange for a loan to be made to the DMAP.

5.3 Additional contributions to the capital account or loans made to the DMAP by additional third party investors ("New Affiliates") shall be made in cash on a basis to be determined the Managing Affiliate and approved by the ACM and DGI.

5.4 Except as otherwise set forth herein, no Affiliate shall have the right to withdraw or reduce such Affiliate's contribution to the capital of the DMAP for three (3) years.

5.5 No Affiliate shall have the right to demand or receive any specific DMAP property in return for such Affiliate's contribution.

6. **Subordinated Allocations**.

6.1 Net Profits will be subordinated and be allocated on the following basis until such time as DGI has been returned a total of $300,000 and accrued interest. The Net Profits returned to DGI will be in the form of a loan repayment, first to apply to interest and then to principle.

DMAs	Percentage of Allocation
TNS	25%
DGI	25 %
ACM	25%
Return of Loan	25%

The foregoing allocation shall be effective for a period of three (3) years from and after the date hereof or until such time as DGI has received $300,000 and accrued interest from the sales of product. The Principle of $300,000 shall be deemed to be a repayment of a loan and there will be no withholding tax payable. Then the Net Profits shall be allocated to each of the DMAs on the following basis and the promissory note will concurrently be deemed to be paid in full.

DMAs	Percentage of Allocation
TNS	33.33%
DGI	33.34 %
ACM	33.33%

After DGI has received a second $300,000 of profits (not including the $300,000 original capital contribution in the form of a loan to the MCP) then Net Profits shall be allocated to each of the DMAs on the following basis.

DMAs	Percentage of Allocation
TNS	45%
DGI	10%
ACM	45%

6.2 The terms "Net Profits" and "Net Losses" as used in this Agreement shall mean profits and losses after all expenses and costs of the DMAP (including, without limitation, attorney's

and accountant's fees) have been paid. Expenses shall include but not be limited to the following items: 1) Media Design and Graphics, 2) Printing Costs, 3) Test Marketing, 4) Purchase of Finished Product, 5) Freight Costs, 6) Mailing Lists Cost, 7) Postage, 8) Cost of Product Fulfillment, 9) Cost related to Telephone Order Taking, and 10) Bank Charges and Fees. TNS will maintain and pay the costs related to Product Liability Insurance. Proceeds generated from the sale of all products by DMAP shall be deposited in the designated bank account "Total Nutraceutical Solutions, Inc. Direct Marketing Affiliate Project," Account Number: 371971018853 at the Key Bank, N.A., 1211 SW Fifth Avenue, Suite #560, Portland, OR. 97204. TNS shall provide to the monthly Financial Statements to the DMA not later than 15 days after the end of each month.

6.3 Cash distributions by the DMAP to the DMAs of the annual cash flow of the DMAP, as hereinafter defined, shall be made in accordance with the DMAs' respective allocation of Net Profits and Net Losses as set forth in Paragraph 6.1 herein, as such may be amended from time to time, subject to approval of all Affiliates. Notwithstanding the foregoing, no distributions shall be made by the DMAP to the DMAs unless there is a reserve of a minimum of $300,000 of operating capital retained in the DMAP bank account. Managing Affiliate on a quarterly basis will declare a distribution of all funds above the $300,000 operating capital reserve and all current DMAP liabilities have been paid. The DMA's, pursuant to a unanimous written approval have the ability to increase the operating capital reserve.

6.4 Each DMA is responsible for payment of their respective federal and state tax cost directly attributable to the Affiliate's profit allocation for any given year made under Section 6.1 of this Agreement.

6.5 The term "annual cash flow" shall be defined as the gross income of the DMAP, determined by taking into account all items of income and expense to be determined:

(a) increased by (i) any depreciation or other non-cash expense claimed during the period, and (ii) any cash collected or income recognized for tax purposes in prior years; and

(b) reduced by (i) any payments on obligations of indebtedness paid during the year, (ii) any funds set aside as reserves by the Managing Affiliate during the period, and (iii) any items of taxable income not collected in cash during the period.

6.6 In the event of a transfer of any interest in the DMAP by an Affiliate, in the event of any increase or decrease in the interest of any Affiliate arising out of or in connection with the entry of a New Affiliate or the default of a Affiliate, or in the event of the liquidation, partial or whole, or purchase by the DMAP of a Affiliate's interest, then in any such event the share of the profits and losses, and each item of income and expense pertaining thereto, of the respective DMAs shall be fixed and determined by reference to the income and expenses reflected on the books and records of the DMAP as of the last day of the month next preceding the month in which such event occurs.

6.7 Notwithstanding anything contained herein to the contrary, it is intended that the Affiliate's capital amounts shall be maintained and allocations shall be made in accordance with Internal Revenue Code Section 704(b) and the applicable Treasury Regulations thereunder. This Agreement shall automatically be amended to the extent necessary in order to assure compliance with the requirements of the Internal Revenue Code and Treasury Regulations. This Agreement shall be further amended to alter any allocation pursuant to Section 6 hereof, if necessary, so that such sections are in compliance with the requirements of all applicable Code and Treasury Regulations. Such

alterations shall be made only when necessary to assure compliance and shall be made in such a way as to have as small an effect as possible upon the economic relationship originally agreed upon herein by the DMAs.

7. **Option to Convert Profits or Loan to Common Stock of Managing Affiliate.**

7.1 The DGI and ACM have the option to convert profits generated from the operation of the DMAP to shares of restricted common stock of Total Nutraceutical Solutions, Inc. pursuant to specific formula. Fifteen days after the end of each calendar quarter and in accordance with Section 6.3, the MA will notify the DGI and ACM with regards to the amount of funds to be distributed to all partners as defined in Section 6.1. The DGI and ACM will then have 5 business days to notify the MA in writing, as to their intent to have their ratable share of the profits distributed in accordance with the terms and conditions of this agreement or exercise the option to transfer their profits or a portion thereof to TNS in exchange for shares of restricted common stock pursuant to the following formula. In the event TNS is not notified by DGI or ACM, it is assumed that there is no intent to exercise the Option to convert any of the Profits to Common Stock.

(a). The total number of shares of restricted common stock to be issued will be ascertained by calculating the average price between the bid and the ask at the close of trading for each of the twenty (20) preceding trading days prior to and including the last day of each quarter. The twenty (20) day average trading price for this period, minus 20%, will be then divided into the amount of money designated to be converted by either DGI or ACM.

Example: If the average price per share between the bid and the ask for the prior twenty (20) days was $.25 and one of the affiliates wanted to convert Fifty Thousand ($50,000) in profits, the conversion price would be Twenty ($.20)($.25 minus 20%), the adjusted exercise price of $.20 would be divided into $50,000, resulting in the issuance of 250,000 shares or restricted common stock of TNS.

7.2 The remaining funds of the initial MCP of $300,000 US, at the termination of this agreement, will be divided according to Section 6.1, so long as DGI has first received $300,000 and the accrued interest. Section 6.1 shall also apply in the event DGI has converted any or all of $300,000 loan to shares of TNS common stock. DGI has the option at any time during the term of this agreement to convert their initial investment of $300,000 or any portion thereof into shares of restricted common stock of TNS at $.25 per share. In the event a portion of the loan has been repaid prior to conversion, DGI has the option to convert the remaining balance or a portion thereof to shares of restricted common stock of TNS at $.25 per share. The accrued interest on the $300,000 loan or the accrued interest on the principle outstanding can also, at the option of DGI be converted to restricted common stock of TNS at $.25 per share. If, after December 31, 2010, the trading price of the TNS common stock has a bid price of $1.00 or higher for 30 consecutive trading days, TNS will have the option, but will not be required, to activate the conversion of the principle amount and the accrued interest by giving DGI a Ten (10) Day written notice.

7.3 As inducements to have DGI provide $300,000 of capital in the form of a loan to the DMAP project, TNS hereby agrees to issue Six Hundred Thousand (600,000) three (3) year stock purchase warrants to DGI. The exercise prices of the warrants shall be $.15. In the event, after December 31, 2010, the trading price of the TNS common stock has a bid price of $.75 or higher for 30 consecutive trading days, TNS will have the option to call the Warrants at $.001each. The warrants can

be called by TNS by giving DGI a Ten (10) Day written notice. DGI, at its sole discretion, has the option to exercise the warrants after December 31, 2010.

7.4 Pursuant to the terms of the Registration Rights Agreement signed in conjunction with this Warrant and Restricted Common Stock certain piggy-back registration rights apply with regard to any registration statement filed by the Corporation. The Corporation may, at the request of an underwriter, if any, limit or exclude such Warrant Stock or Restricted Common Stock from a registration statement in connection with a public offering, or impose on each Holder a so-called "lock up" period in connection with a public offering, which lock-up period will not exceed 12 months from the effective date of the registration statement for such public offering. In addition, the Company may exclude the Warrant Stock or Restricted Common stock from registration statements filed pursuant to an acquisition, merger or under Form S-8, and, if such registration statement includes registrable securities of certain selling stockholders who purchased such registrable securities in a previous private placement, the Company may exclude the Warrant Stock or Restricted commoin Stock from such registration statement. See the Registration Rights Agreement for a full description of the piggy-back registration rights applicable to the Warrant Stock or Restricted Common Stock and the limitations on such rights.

7.5 ACM, as a marketing incentive, shall receive a 100,000 three (3) year stock purchase warrants for every $1.0 million US total net revenues generated under the DMAP agreement (taking into account returns of product); the exercise price of the warrants shall be $.15, up to $6.0 million in net revenus. Warrant issuances shall occur after each total of $1 million in generated revenues and shall not exceed a total of $6.0 million US revenues generated.

8. Books and Accounting

8.1 At all times during the existence of the DMAP, TNS as the MA shall keep, or cause to be kept, full and true books of account, on a calendar year basis, in which all transactions of the Affiliate shall be entered fully and accurately. If deemed necessary by the Managing Affiliate, adequate reserves may be established for accounting, operating capital reserve of $300,000, legal, and similar fees, taxes, insurance, and any other item for which reserves should be established in the reasonable judgment of the Managing Affiliate. If agreed upon by all DMAs, the operating capital reserve of $300,000 may be increased. Such books of accounting, together with this DMAP Agreement and any amendments hereto, shall at all times be maintained at the principal office of the TNS and shall be open to reasonable inspection and examination by the DMAs or their duly authorized representatives. Any Affiliate has the right to inspect and copy said books and records, provided that such Affiliate owns an interest in the DMAP at the time of the inspection.

8.2 Capital accounts shall be established on the books of the DMAP for each Affiliate. Each capital account shall be credited with the amount of the respective Affiliate's capital contributions as such are made, with the Affiliate's share of DMAP income, gain, and profit. Each Affiliate's capital account shall be debited with such Affiliate's respective share of losses and distributions of the DMAP.

8.3 The Managing Affiliate shall be responsible for distribution of all quarterly profits to the DMAs and each Affiliate will be responsible for any tax liabilities incurred as a consequence of receiving profit distributions from the DMAP. TNS will be responsible for preparing a report indicating each Affiliate's share of the Net Profits or Losses and capital gains or losses and other items required by federal tax law to be separately allocated to each Affiliate. If necessary, the DMAP will file an income tax return.

8.4 All elections required or permitted to be made by the DMAP under any applicable tax law shall be made by the DMAs in such manner as may be determined by the Managing Affiliate and approved by ACM and DGI.

8.5 The Managing Affiliate shall be equivalent to the "tax matters partner" (as defined in Section 6231(a) (7) of the Internal Revenue Code). The Managing Affiliate shall have all power and authority necessary to carry out its duties as tax matters partner under the Internal Revenue Code. The tax matters partner shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Affiliate.

9. Term and Termination.

9.1 The DMAP shall have a term of Three (3) years, unless terminated sooner pursuant to this Agreement or extended by virtue of unanimous approval of all the Affiliates.

9.2 Upon the death, assignment for the benefit of creditors, the filing of any proceedings under any bankruptcy or other insolvency laws by or against a Affiliate which is not dismissed within ninety (90) days of being filed, or the occurrence of any event which results in the termination or transfer of the interest of a Affiliate or the dissolution of the DMAP as a matter of law, the DMAP shall terminate and a winding up of its affairs shall be required.

9.3 In addition, the DMAP shall terminate upon:

(a) The expiration of its term as provided above;

(b) An election to terminate the DMAP made in writing by all DMAs; or

(c) Any of the DMAs giving the non-terminating DMAs ninety (90) days prior written notice.

9.4 Upon termination, when a winding up of the affairs of the DMAP is required, the remaining Affiliate or DMAs, as the case may be, shall wind up the business affairs of the DMAP and may liquidate the property and assets of the DMAP. In any liquidation of the DMAP, the assets of the DMAP shall be applied as follows:

(a) In the event of the liquidation in cash:

(i) To the repayment of creditors of the DMAP other than DMAs and payment of all fees and expenses incurred in connection with the winding up;

(ii) To the setting up of any reserves which the Managing Affiliate deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the DMAP arising out of or in connection with the DMAP or the dissolution and liquidation;

(iii) To the repayment of DMAs to the extent of loans made to the DMAP;

(iv) To the payment of DMAs in respect of their interest in the capital of

the DMAP;

(v) To the payment of DMAs in respect of their interest in the profits and losses of the DMAP.

9.5 When a winding up of the DMAP is required, a reasonable time as determined by the DMAs, but not to exceed eighteen (18) months, shall be allowed for the orderly liquidation of the assets of the DMAP and the discharge of all liabilities to its creditors so as to enable the DMAP to minimize any losses attendant upon liquidation.

10. **Restrictions on Transfer of Affiliate's Interest.**

10.1 Unless otherwise agreed upon by the other two DMAs, no Affiliate may assign, sell, transfer, hypothecate, convey, mortgage, grant a security interest in, or otherwise encumber such Affiliate's respective interest in the DMAP.

10.2 Upon the bankruptcy, dissolution, or insolvency of an Affiliate, the authorized representative of such entity shall have all the rights of an Affiliate for the sole purpose of affecting the orderly winding up and disposition of the business of Affiliate.

11. **Amendments.**

12.1 Except as specifically provided otherwise herein, this Agreement may be amended only by a written document executed by all the DMAs.

12. **Dispute Resolution.**

12.1 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall attempt to settle such conflicts amicably between themselves. This Agreement, regardless of the place of its physical execution and choice of law principles, shall be construed and interpreted according to the laws of the State of Nevada and shall be binding upon the parties, their successors, and assigns. All references to ACM and TNS shall include their successors and assigns.

12.2 The DMAs agree that Clark County, Nevada shall be the exclusive venue of any dispute arising hereunder. The DMAs further agree that a Court of competent jurisdiction may exercise its power to grant equitable relief, including specific performance, in addition to awarding damages at law. The non-prevailing Affiliate in any dispute arising hereunder shall pay the costs and reasonable attorney's fees of the substantially prevailing Affiliate.

13. **Miscellaneous.**

13.1 The addresses for each Affiliate for all purposes shall be the addresses set forth on the signature page of this Agreement or such other address of which the Affiliate shall have received written notice. Any notice, demand, or request required or permitted to be given or made hereunder shall be in writing and shall be deemed given or made when delivered or when sent by certified or registered mail, return receipt requested, to such Affiliate at such address.

13.2 All titles and captions in this Agreement are for convenience only and they shall

not be deemed or construed to define, limit, extend, or describe the scope of interest of this Agreement or any part hereof.

13.3 This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors, legal representatives, and assigns.

13.4 In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect the validity of the remainder of this Agreement in any respect whatsoever.

13.5 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement and all of which shall constitute but one Agreement, by each of the parties hereto on the dates respectively indicated.

13.6 The fiscal year of the DMAP shall be the calendar year.

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement this 20th day of March, 2010.
DMAs:

Total Nutraceutical Solutions,Inc.

By: ______________________

Name: MARVIN S. HAUSMAN MD

Title: CEO

Address: ______________________

American Charter Marketing LLC

By: ______________________

Name: ______________________

Title: ______________________

Address: ______________________

may be deemed to constitute a waiver. Each party shall bear the costs of [illegible] this Agreement on its behalf.

7.5 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.6 In the event that any provision of this Agreement shall be held invalid, the same shall not affect the validity of the remaining provisions of this Agreement in any [illegible].

7.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original Agreement and all of which shall constitute but one Agreement. [illegible] the parties hereto executed.

7.8 The fiscal year of the [illegible] shall be the calendar year.

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement this ____ day of March, 2010.

Total Nutraceutical Solutions, Inc.

By:

Name:

Title:

Address:

American Charter Marketing LLC

By: [signature]

Name: GARY BAKER

Title: Manager

Address:

Delta Group Investments Limited

By: *For and on behalf of* ANKA CONSULTANTS LIMITED 安佳顧問有限公司

Name: Authorized Signature(s)

Title: DIRECTOR

Address: RM 2204, 22/F, WEST TOWER, SHUN TAK CTR, 200 CONNAUGHT RD. C, SHEUNG WAN, H.K.